As filed with the Securities and Exchange Commission on October 9, 2013

Registration No. 333-185379

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

370 Wabasha Street North

Saint Paul, Minnesota 55102

(651) 293-2233

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James J. Seifert, Esq.

Executive Vice President, General Counsel and Secretary

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

(651) 293-2981

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joseph Miron, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 Telephone: (312) 407-0700 Fax: (312) 407-0401

Approximate date of commencement of proposed sale to the public:  Not applicable (this post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof).

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-185379) previously filed by Ecolab Inc. (“Ecolab”) with the Securities and Exchange Commission on December 10, 2012 (the “Registration Statement”) relating to the offer and sale from time to time of Ecolab’s common stock, pursuant to Rule 415 under the Securities Act of 1933, as amended, by certain selling stockholders.

On April 10, 2013, pursuant to the Agreement and Plan of Merger dated as of October 11, 2012, as amended, by and among Ecolab, OFC Technologies Corp. and Permian Mud Service, Inc. (“Permian), Permian and its subsidiaries, including Champion Technologies, Inc. and Corsicana Technologies, Inc., became wholly-owned subsidiaries of Ecolab (such transaction referred to as the “Merger”). As a result of the Merger, Permian’s stockholders became entitled to receive shares of Ecolab’s common stock, such shares being registered by Ecolab under the Registration Statement pursuant to the terms of the Registration Rights Agreement dated as of April 10, 2013, by and among Ecolab and the Permian stockholder representatives (the “Registration Rights Agreement”) .

Pursuant to the terms of the Registration Rights Agreement, and in accordance with an undertaking made by the registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, Ecolab is now filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to deregister all unsold securities thereunder.

Item 16. Exhibits

A list of exhibits filed herewith is contained in the index to exhibits attached hereto and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Paul, state of Minnesota, on October 9, 2013.

ECOLAB INC.

By:	/s/ DOUGLAS M. BAKER, JR.
Name:	Douglas M. Baker, Jr.
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on this 9th day of October, 2013.

Signature	Title

/s/ DOUGLAS M. BAKER, JR.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer and Director)
Douglas M. Baker, Jr.

/s/ DANIEL J. SCHMECHEL	Chief Financial Officer (Principal Financial Officer)
Daniel J. Schmechel

/s/ JOHN J. CORKREAN	Senior Vice President and Corporate Controller (Principal Accounting Officer)
John J. Corkrean

/s/ MICHAEL C. MCCORMICK	Directors

Michael C. McCormick, as attorney-in-fact for Barbara J. Beck, Les S. Biller, Jerry A. Grundhofer, Arthur J. Higgins, Jerry W. Levin, Robert L. Lumpkins, Victoria J. Reich, Mary M. VanDeWeghe and John J. Zillmer.

Directors not signing:  Stephen I. Chazen, Joel W. Johnson and Micheal Larson

Exhibit No.	Description of Exhibit
24.1	Powers of Attorney - incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-3 (File No. 333-185379) filed December 10, 2012.